Exhibit 99.1

Shareholder Relations	NEWS RELEASE
288 Union Street,
Rockland, MA 02370

Contacts:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer
(781) 982-6281

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
ANNOUNCES QUARTERLY DIVIDEND

Rockland, MA (June 18, 2020) - The Board of Directors of Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced a $0.46 per share dividend. The dividend will be payable on July 10, 2020, to stockholders of record as of the close of business on June 29, 2020.

Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Continually recognized for its impressive financial performance and its outstanding culture for employees and customers alike, the bank is dedicated to giving back to the communities it serves through programs such as financial literacy. Rockland Trust offers a wide range of banking, investment, and insurance services. The bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in Eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile and online banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit us at www.rocklandtrust.com.